Exhibit 5.1

April 26, 2016

Board of Trustees

Public Storage

701 Western Avenue

Glendale, CA 91201

Re: Public Storage 2016 Equity and Performance-Based Incentive Compensation Plan

Ladies and Gentlemen:

I am counsel to Public Storage, a Maryland real estate investment trust (the “Trust”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offering of up to 2,000,000 common shares of beneficial interest, par value $0.10 per share, of the Trust (the “Shares”), all of which may be issued by the Trust pursuant to the Public Storage 2016 Equity and Performance-Based Incentive Compensation Plan, as amended (the “Plan”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, I have examined copies of such agreements, instruments and documents as I have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In my examination of the aforesaid documents, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to me, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to me as copies (including telecopies).  I also have assumed that the Shares will not be issued in violation of the ownership limit contained in the Trust’s Articles of Amendment and Restatement of Declaration of Trust.  As to all matters of fact, I have relied on the representations and statements of fact made in the documents so reviewed, and I have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Based upon, subject to and limited by the foregoing, I am of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the Plan and any applicable award agreements and (iii) receipt by the Trust of the consideration for the Shares specified in the applicable resolutions of the Board of Trustees or Compensation Committee thereof, and in the Plan and any applicable award agreements, the Shares will be validly issued, fully paid and non-assessable.

This opinion letter has been prepared for your use in connection with the Registration Statement.  The information set forth herein is as of the date of this opinion letter and I assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.  In giving this consent, I do not thereby admit that I am an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ Lily Hughes
Lily Hughes
Senior Vice President, Chief Legal Officer and Corporate Secretary
PUBLIC STORAGE